EXHIBIT 99.1

                           GREEN STREET FINANCIAL CORP

                                FINANCIAL REPORT

                               SEPTEMBER 30, 1999

                                    CONTENTS


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Independent Auditor's Report                                                   1

--------------------------------------------------------------------------------

Consolidated Financial Statements

   Financial condition at September 30, 1999 and 1998                          2

   Income for years ended September 30, 1999, 1998 and 1997                    3

   Stockholders' equity for years ended September 30, 1999, 1998 and 1997      4

   Cash flows for the years ended September 30, 1999, 1998 and 1997        5 - 6

   Notes to the Consolidated Financial Statements                         7 - 25

--------------------------------------------------------------------------------

Common Stock Information                                                      26

--------------------------------------------------------------------------------

Corporate Information                                                         27

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

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Green Street Financial Corp
Fayetteville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Green Street Financial Corp and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Street Financial Corp and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                     /s/ McGladrey & Pullen, LLP
Raleigh, North Carolina
October 20, 1999

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 1999 AND 1998

ASSETS                                                                    1999                1998
------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Interest-bearing                                                $   29,915,991     $    27,817,856
   Noninterest-bearing                                                    319,480             171,500
   Federal funds sold                                                   1,853,000           1,473,000
                                                                   -----------------------------------
                                                                       32,088,471          29,462,356
                                                                   -----------------------------------
Investment securities:  (Note 2)
   Held to maturity                                                                         9,000,000
   Nonmarketable equity securities                                      1,147,500           1,144,700
Loans receivable, net (Note 3)                                        126,339,849         131,697,916
Accrued interest receivable, investments                                    7,548             180,301
Real estate acquired in settlement of loans                                11,858              34,521
Property and equipment, net (Note 4)                                      432,681             349,190
Prepaid expenses and other assets (Note 11)                               791,150             835,561
                                                                   -----------------------------------
           Total assets                                            $  160,819,057     $   172,704,545
                                                                   ===================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits (Note 5)                                               $  100,832,600     $   110,459,780
   Advance payments by borrowers for taxes and insurance                  219,625             208,998
   Accrued expenses and other liabilities                                 663,773             600,722
   Dividends payable                                                      504,305           1,102,469
                                                                   -----------------------------------
           Total liabilities                                          102,220,303         112,371,969
                                                                   -----------------------------------
Commitments and contingencies (Notes 6, 7, 9, 10, and 16)
Stockholders' Equity (Note 14):
   Preferred stock, authorized 1,000,000 shares; none issued
   Common stock, no par value, authorized 10,000,000 shares;
      issued and outstanding 3,879,269 shares (4,083,219 in 1998)
   Additional paid-in capital                                          35,952,234          38,550,912
   Note receivable, ESOP (Note 8)                                     (1,690,000)         (1,950,000)
   Retained earnings, substantially restricted (Note  14)              24,336,520          23,731,664
                                                                   -----------------------------------
                                                                       58,598,754          60,332,576
                                                                   -----------------------------------
                                                                   $  160,819,057     $   172,704,545
                                                                   ===================================

See Notes to Consolidated  Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                              1999              1998              1997
----------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans                                                $   9,856,089    $   10,447,936    $   10,202,266
   Short-term cash investments                              1,743,633         1,701,909         1,837,998
   Investment securities                                      167,942           950,780           977,255
                                                        --------------------------------------------------
              TOTAL INTEREST INCOME                        11,767,664        13,100,625        13,017,519
Interest on deposits                                        4,916,188         5,609,160         5,377,418
                                                        --------------------------------------------------
              NET INTEREST INCOME                           6,851,476         7,491,465         7,640,101
Provision for loan losses (Note 3)                                                                 20,000
                                                        --------------------------------------------------
              NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES                     6,851,476         7,491,465         7,620,101
                                                        --------------------------------------------------
Noninterest income                                            109,064           132,400           103,983
                                                        --------------------------------------------------

Noninterest expense:
   Compensation and benefits (Notes 7, 8, 9 and 10)         1,898,933         2,190,474         2,227,063
   Deposit insurance                                          106,992           116,911           155,132
   Occupancy expenses                                         169,697           157,334           146,610
   Advertising                                                134,054           142,633           161,431
   Data processing expense                                    109,709            89,774            91,234
   Other                                                      543,012           431,031           449,702
                                                        --------------------------------------------------
                                                            2,962,397         3,128,157         3,231,172
                                                        --------------------------------------------------
              INCOME BEFORE INCOME TAXES                    3,998,143         4,495,708         4,492,912
                                                        --------------------------------------------------
Income taxes (Note 13):
   Current                                                  1,412,423         1,661,750         1,567,265
   Deferred                                                   106,000            27,000           149,000
                                                        --------------------------------------------------
                                                            1,518,423         1,688,750         1,716,265
                                                        --------------------------------------------------
              NET INCOME                                $   2,479,720    $    2,806,958    $    2,776,647
                                                        ==================================================

Basic earnings per share (Note 15)                      $        0.66    $         0.70    $         0.68
                                                        ==================================================
Diluted earnings per share (Note 15)                    $        0.66    $         0.69    $         0.67
                                                        ==================================================
Dividends paid per share                                $        0.50    $         0.61    $         0.57
                                                        ==================================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                  Additional            Note
                                                   Paid-in           Receivable          Retained
                                                   Capital              ESOP             Earnings            Total
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                  $   41,767,226     $  (2,470,000)     $   22,882,793     $   62,180,019
   Net income                                                                             2,776,647          2,776,647
   Repayment of ESOP Note                                                260,000                               260,000
   ESOP contribution (Note 8)                         182,325                                                  182,325
   Cash dividends                                                                       (2,319,996)        (2,319,996)
   RSP awards in excess of
    grant price (Note 9)                            (133,312)                                                (133,312)
                                               ------------------------------------------------------------------------
Balance at  September 30, 1997                     41,816,239        (2,210,000)         23,339,444         62,945,683
   Net income                                                                             2,806,958          2,806,958
   Repayment of ESOP note                                                260,000                               260,000
   ESOP contribution (Note 8)                         174,460                                                  174,460
   Cash dividends                                                                       (2,414,738)        (2,414,738)
   RSP awards in excess of
    grant price (Note 9)                               54,170                                                   54,170
  Tax benefit from RSP awards                          52,000                                                   52,000
  Redemption of 214,906 shares of
    outstanding stock at $16.50 per share         (3,545,957)                                              (3,545,957)
                                               ------------------------------------------------------------------------
Balance at  September 30, 1998                     38,550,912        (1,950,000)         23,731,664         60,332,576
   Net income                                                                             2,479,720          2,479,720
   Repayment of ESOP note                                                260,000                               260,000
   ESOP contribution (Note 8)                          75,140                                                   75,140
   Cash dividends                                                                       (1,874,864)        (1,874,864)
   Redemption of 203,950 shares of
    outstanding stock at $13.11 per share         (2,673,818)                                              (2,673,818)
                                               ------------------------------------------------------------------------
Balance at September 30, 1999                  $   35,952,234     $  (1,690,000)     $   24,336,520     $   58,598,754
                                               ========================================================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                 1999                1998               1997
-----------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                              $    2,479,720     $     2,806,958     $    2,776,647
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      ESOP contribution expense credited to
        additional paid-in capital                                 75,140             174,460            182,325
      Tax benefit from RSP awards                                                      52,000
      Other                                                        47,737              34,497             32,479
      Changes in assets and liabilities:
        (Increase) decrease in:
           Prepaid expenses and other assets                       44,411            (63,384)           (52,604)
           Accrued interest receivable                            172,753              42,415             32,850
        Increase (decrease) in:
           Accrued expenses and other liabilities                  63,051           (351,035)            389,775
           Accrued special SAIF assessment                                                             (792,868)
                                                           ------------------------------------------------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES         2,882,812           2,695,911          2,568,604
                                                           ------------------------------------------------------

Cash Flows From Investing Activities
   Purchase of held to maturity investment securities                            (21,000,000)       (27,000,000)
   Purchase of nonmarketable equity securities                    (2,800)            (18,300)
   Proceeds from maturity of held to maturity
      investment securities                                     9,000,000          25,500,000         28,500,000
   Net decrease (increase) in  loans receivable                 5,346,209         (2,805,023)        (5,807,322)
   Proceeds from sale of real estate acquired
      in settlement of loans                                       34,000              14,920             46,779
   Purchase of equipment                                        (130,707)            (73,276)           (13,038)
                                                           ------------------------------------------------------
              NET CASH PROVIDED BY (USED IN)
              INVESTING ACTIVITIES                             14,246,702           1,618,321        (4,273,581)
                                                           ------------------------------------------------------

                                   (Continued)

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                 1999                1998               1997
-----------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Net increase (decrease) in deposits                     $  (9,627,180)     $   (2,182,113)     $    1,256,507
   Increase (decrease) in advance payments by
       borrowers for taxes and insurance                           10,627            (41,664)             71,218
   Redemption of common stock                                 (2,673,818)         (3,545,957)
   Principal repayments received on ESOP note                     260,000             260,000            260,000
   Cash dividends paid                                        (2,473,028)         (2,429,782)        (2,277,014)
                                                           ------------------------------------------------------
              NET CASH USED IN
                     FINANCING ACTIVITIES                    (14,503,399)         (7,939,516)          (689,289)
                                                           ------------------------------------------------------
              NET  INCREASE (DECREASE) IN CASH
                   AND CASH EQUIVALENTS                         2,626,115         (3,625,284)        (2,394,266)
Cash and cash equivalents:
   Beginning                                                   29,462,356          33,087,640         35,481,906
                                                           ------------------------------------------------------
   Ending                                                  $   32,088,471     $    29,462,356     $   33,087,640
                                                           ======================================================

Supplemental Disclosure of Cash Flow Information
   Cash payments for:
      Interest                                             $    4,918,422     $     5,614,261     $    5,374,888
                                                           ======================================================
      Income taxes                                         $    1,470,423     $     1,997,265     $    1,349,265
                                                           ======================================================

Supplemental Disclosure of Noncash Investing
  and Financing Activities
   Transfer from loans to real estate
      acquired in settlement of loans                      $       11,858     $        51,749     $
                                                           ======================================================
   Dividends declared and accrued                          $      504,305     $     1,102,469     $    1,117,513
                                                           ======================================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

CONVERSION AND ORGANIZATION OF HOLDING CORPORATION: On April 3, 1996, pursuant to a Plan of Conversion which was approved by its members and regulators, Home Federal Savings and Loan Association ("Home Federal" or the "Association") converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, and became a wholly-owned subsidiary of Green Street Financial Corp (the "Corporation"). The Corporation was formed in December 1995 to acquire all of the common stock of the Association upon its conversion to stock form. The Corporation has no operations and conducts no business of its own other than owning Home Federal, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

NATURE OF BUSINESS: The Association is a federally chartered operating savings and loan association primarily engaged in the business of obtaining deposits and providing mortgage credit to the general public. The Association's business is conducted primarily in Fayetteville, North Carolina in Cumberland County. The Association's primary regulator is the Office of Thrift Supervision ("OTS") and its deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

Outlined below are the accounting and reporting policies considered significant by the Corporation:

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements for the years ended September 30, 1999, 1998 and 1997 include the accounts of Green Street Financial Corp and its wholly-owned subsidiary, Home Federal Savings and Loan Association. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash on hand and amounts due from depository institutions, interest-bearing deposits, and federal funds sold are considered to be cash equivalents. At times, deposits are maintained in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

INVESTMENT SECURITIES: Securities classified as held to maturity are those debt securities the Corporation or the Association has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by a method which approximates the interest method over their contractual lives. Equity securities, which are nonmarketable, do not require classification and are carried at cost. Currently there are no securities which are classified as available for sale or trading. Gain or loss on sale of securities is recognized when realized and is based upon the specific-identification method.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE: Loans receivable are stated at unpaid principal balances, less allowances for loan losses, the undisbursed portion of loans in process, and net deferred loan origination fees and discounts. The loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property and nonresidential property.

LOAN ORIGINATION FEES: Loan origination fees, less certain direct costs, are deferred as an adjustment to yield of the related loans and are amortized into income, using the interest method, over the economic life of the related loans, estimated to be twelve years.

ALLOWANCE FOR LOAN LOSSES: Provisions for loan losses are charged to operations based on an evaluation of potential losses in the loan portfolio. Losses are charged against the allowance when collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based upon evaluations of the collectibility of loans, and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Specific loan loss allowances on impaired loans are recorded if it is doubtful that all principal and interest due according to the loan terms will be collected. There are no loans outstanding during the years ended September 30, 1999 and 1998 which are considered to be impaired.

INTEREST INCOME: Interest on loans is recognized over the term of the loans and is calculated primarily using the simple-interest method on principal amounts outstanding. Accrual of interest is generally stopped when the loan becomes 90 days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest on these loans is recognized only when actually paid by the borrower.

PROPERTY, EQUIPMENT AND DEPRECIATION: Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS: Real estate acquired in settlement of loans is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value, minus estimated cost to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE: Certain borrowers are required to make monthly payments, in addition to principal and interest, in order to accumulate funds to pay property taxes and insurance premiums.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER SHARE: Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. The Corporation has presented diluted earnings per share due to the dilutive effect of outstanding stock options. See
Note 15 for a computation and reconciliation of basic and diluted earnings per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The estimated fair value of financial instruments have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates. Accordingly, the estimates for the fair value of financial instruments are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates are based on pertinent information available to management as of September 30, 1999 and 1998, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used in estimating its fair value disclosures for financial instruments:

     CASH AND  SHORT  TERM  CASH  INVESTMENTS  /  FEDERAL  FUNDS  SOLD / ACCRUED
     INTEREST RECEIVABLE: The carrying amounts reported in the statement of financial condition for cash and short-term cash investments, for federal funds sold, and for accrued interest receivable approximates those assets' fair values.

     INVESTMENT SECURITIES: Investment securities consists of US Treasury and agency obligations and Federal Home Loan Bank stock. The fair values of the US Treasury and agency obligations are determined based on quoted market values. No ready market exists for the equity securities, and they have no quoted market value. For disclosure purposes, such securities are assumed to have a fair value which is equal to its cost or redemption value.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for remaining loans has been estimated by discounting the projected future cash flows at September 30, 1999 and 1998, using the rate on those dates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans.

     DEPOSITS: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of September 30, 1999 and 1998. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on September 30, 1999 and 1998 for deposits of similar remaining maturities.

     OFF-BALANCE-SHEET COMMITMENTS: Commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing; therefore, no fair value has been assigned to these off-balance-sheet items.

NOTE 2.   HELD TO MATURITY INVESMENTS SECURITIES

Held-to-maturity  investment  securities,   which  consist  of  US  Agency  debt
obligations, are as follows:

                                               GROSS            GROSS          ESTIMATED
                             AMORTIZED       UNREALIZED       UNREALIZED         MARKET
                               COST            GAINS            LOSSES           VALUE
                          ----------------------------------------------------------------
September 30, 1999        $               $                $                $
                          ================================================================

September 30, 1998        $  9,000,000    $      42,192    $                $   9,042,192
                          ================================================================

There were no sales of investment securities during 1999, 1998 or 1997.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.   LOANS RECEIVABLE

Loans receivable consist of the following:

                                                      1999             1998
                                                --------------------------------
Mortgage loans:
   Residential one-to-four family               $  106,873,082   $  108,738,797
   Residential multifamily                           7,181,352        7,626,892
   Nonresidential real estate                       11,748,104       14,455,316
   Residential construction                          2,075,293        2,844,570
   Installment loans                                   900,508          649,909
                                                --------------------------------
                                                   128,778,339      134,315,484
                                                --------------------------------
Less:
   Allowance for loan losses                           254,763          254,763
   Unamortized loan fees                               835,923          937,250
   Undisbursed portion of loans in process           1,347,804        1,425,555
                                                --------------------------------
                                                     2,438,490        2,617,568
                                                --------------------------------
                                                $  126,339,849   $  131,697,916
                                                ================================
   Weighted average yield on loans receivable         7.37%            7.99%
                                                ================================

The following sets forth information regarding the allowance for loan losses:

                                        1999           1998           1997
                                    ------------------------------------------
Balance, beginning                  $   254,763    $   254,763    $   234,763
   Provisions charged to income                                        20,000
                                    ------------------------------------------
Balance, ending                     $   254,763    $   254,763    $   254,763
                                    ==========================================

Loans are placed on nonaccrual status when the loan is contractually more than 90 days delinquent by establishing reserves for uncollected interest. When uncollected interest is subsequently received, the reserve is reduced and the interest is recorded as income. At September 30, 1999, 1998, and 1997 loans totaling $179,640, $195,547 and $173,336, respectively, were contractually delinquent 90 days or more. Interest income on these loans, which would have been recognized had the loans been amortized as scheduled, has been decreased by $4,641, $4,085 and $2,776 for the years ended September 30, 1999, 1998 and 1997.

Officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions in the ordinary course of business.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.   LOANS RECEIVABLE (CONTINUED)

Aggregate loan transactions with related parties for the year ended September 30 were as follows:

                                                  1999               1998
                                           -----------------------------------
Beginning balance                          $       427,206     $      431,502
New loans                                           37,678             23,900
Repayments                                        (46,368)           (28,196)
                                           -----------------------------------
Ending balance                             $       418,516     $      427,206
                                           ===================================

Maximum balance during the year            $       442,616     $      451,996
                                           ===================================

NOTE 4.   PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

                                                  1999               1998
                                           -----------------------------------
Land                                       $       150,972     $      150,972
Buildings                                          736,215            736,215
Furniture and equipment                            276,924            323,834
                                           -----------------------------------
                                                 1,164,111          1,211,021
Accumulated depreciation                         (731,430)          (861,831)
                                           -----------------------------------
                                           $       432,681     $      349,190
                                           ===================================

Depreciation expense was $47,216, $30,881 and $36,504 for the years ended September 30, 1999, 1998 and 1997, respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.   DEPOSITS

Deposits consist of the following:

                                                     1999               1998
                                                --------------------------------

Passbook accounts, 2.50% (3.00% in 1998)        $  11,789,177     $  13,095,540
NOW accounts, 2.25% (2.75% in 1998)                    98,409           114,151
Super NOW accounts, 3.50% (4.00% in 1998)             118,930            52,881
Money market accounts, 3.50% (4.00% in 1998)       12,556,396        12,927,837
                                                --------------------------------
                                                   24,562,912        26,190,409
                                                --------------------------------
Certificates:
   3.01% - 5.00%                                   40,889,027         4,318,545
   5.01% - 7.00%                                   35,014,665        79,496,537
   7.01% and above                                    339,390           425,449
                                                --------------------------------
                                                   76,243,082        84,240,531
                                                --------------------------------
Accrued interest on deposits                           26,606            28,840
                                                --------------------------------
                                                $ 100,832,600     $ 110,459,780
                                                ================================
Weighted average cost of funds                       4.67%             5.03%
                                                ================================

Certificate accounts are summarized by maturity at September 30, 1999 as follows:

                            2000            2001           2002        Thereafter        Total
                       ----------------------------------------------------------------------------
3.01% - 5.00%          $  38,268,129   $   1,510,268   $    399,798   $    710,832   $  40,889,027
5.01% - 7.00%             19,037,098       8,804,990      4,819,797      2,352,780      35,014,665
7.01% and above              128,182          38,047         48,529        124,632         339,390
                       ----------------------------------------------------------------------------
                       $  57,433,409   $  10,353,305   $  5,268,124   $  3,188,244   $  76,243,082
                       ============================================================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.   DEPOSITS (CONTINUED)

The aggregate amount of certificates of deposit included in the table above with a balance of $100,000 or more is shown below:

Maturity                                                          Amount
-------------------------------------------------------------------------------
Less than 3 months                                          $        1,500,337
4 to 12 months                                                       3,909,117
More than 12 months                                                  2,985,142
                                                            -------------------
                                                            $        8,394,596
                                                            ===================

Eligible deposits are insured to $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation
(FDIC).

NOTE 6.   DEFERRED COMPENSATION

A deferred compensation plan exists for directors, whereby in return for deferring directors fees for five years, the directors will be paid specified amounts during a five or ten year period following the date that the director becomes 65 years of age. Life insurance policies have been purchased, with the Association named as beneficiary, to fund the benefits. Total expense related to the Plan was approximately $36,000, $38,000 and $40,000 for 1999, 1998 and 1997,
respectively.

NOTE 7.   EMPLOYMENT AGREEMENTS

Employment agreements exist with four key executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, but upon each anniversary, the agreements, upon approval by the Board of Directors, may extend so that the remaining term shall be three years. The agreements provide for benefits as defined in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreements. In the event of a change in control of the Association and termination of the officers, as defined in the agreement, the officers will receive a lump sum equal to 2.99 times their average salary paid during the prior five years.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.   EMPLOYEE STOCK OWNERSHIP PLAN

The Association has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP originally purchased 260,000 shares of common stock in the Conversion with the proceeds of a loan from the Corporation.

The Corporation's note receivable is repaid based upon one principal installment of $65,000 on June 30, 1996, nine principal installments of $260,000 on June 30th of each year through June 2005, and one final principal installment of $195,000 on March 31, 2006. Interest is based upon prime, which is adjusted and paid quarterly. The note may be prepaid without penalty. During 1999 and 1998 the ESOP made principal payments of $260,000, respectively. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1999 and 1998, the outstanding balance of the note receivable is $1,690,000 and $1,950,000, respectively, and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.


Dividends on unallocated shares may be used by the ESOP to repay the debt to the Corporation and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Expense  of  $335,140,  $434,460  and  $442,325  during  1999,  1998  and  1997, respectively, has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $75,140, $174,460 and $182,325, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP for 1999, 1998 and 1997, respectively. This amount has been credited to paid-in capital.

At September 30, 1999 and 1998, 91,000 and 65,000 shares held by the ESOP have been released or committed to be released to the plan's participants. The fair value of the unallocated shares amounted to approximately $2.5 million at September 30, 1999 and 1998.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9.   RESTRICTED STOCK PLAN

Under the Restricted Stock Plan ("RSP"), 171,925 shares of common stock are authorized for grant to directors and key employees and vest evenly over a 5 year period, which commenced in October, 1997. Pursuant to a plan amendment, effective in March 1999, the remaining vesting period for awards previously granted to directors under the RSP was extended to six years from the otherwise existing three years. This will result in a reduction of the cost of the plan from approximately $512,000 to $286,000 for the years 1999 through 2001, and to approximately $226,000 for the years 2002 through 2004. In the event of a change of control of the Company, all shares allocated to the participants in the RSP will become fully vested (see Note 18). Management intends to provide funds to the restricted stock plan trust fund in order for the trust to acquire common stock in open market purchases. For the years ended September 30, 1999, 1998 and 1997, expense associated with the RSP was approximately $315,000, $552,000 and $530,000, respectively.

NOTE 10.  STOCK OPTION PLAN

Under a stock option for directors and key employees, 429,812 options with an exercise price of $14.94 per share were granted in October, 1996. The options will become exercisable at the rate of 20% annually for five years during such periods of service and expire after ten years. The exercise price is equal to the market value of the stock at the date of the grant. At September 30, 1999, 171,924 options were exercisable under the plan. No options have been exercised or forfeited.

Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. However, had compensation cost been recorded based on the fair value of awards at the grant date ($3.92 per share), the pro forma impact on net income and basic and diluted earnings per share would have been approximately $210,000 or $.05 (basic) and $.05 (diluted) per share for each of the years ended September 30, 1999, 1998 and 1997.

The fair value is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend rate of 3.22%; a risk-free interest rate of 5.88%; an expected life of 7 years; and price volatility of 19.1%.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11.  PENSION PLAN

A defined benefit pension plan is in effect covering substantially all employees who qualify under length of service and other requirements. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund an amount allowable for federal income tax purposes. Plan assets consist primarily of savings deposits maintained at the Association and common stock of the Corporation. The following table sets forth the plan's funded status at September 30, 1999 and 1998:

                                                                   1999               1998
                                                              -----------------------------------
Change in benefit obligation:
Benefit obligation, beginning                                 $  (1,049,576)     $   (1,276,730)
   Service cost                                                     (67,041)            (52,143)
   Interest cost                                                    (80,489)            (77,624)
   Actuarial (gain) loss                                           (113,412)             225,330
   Benefits paid                                                                         131,591
                                                              -----------------------------------
Benefit obligation, ending                                       (1,310,518)         (1,049,576)
                                                              -----------------------------------

Change in plan assets:
Fair value of plan assets, beginning                               1,132,452           1,126,648
   Actual return on plan assets                                     (42,498)              88,822
   Distributions                                                                       (131,591)
   Employer contribution                                              66,862              48,573
                                                              -----------------------------------
Fair value of plan assets, ending                                  1,156,816           1,132,452
                                                              -----------------------------------

Funded status                                                      (153,702)              82,876
Unrecognized net gain                                                387,196             189,348
Unrecognized prior service cost                                     (38,347)            (55,919)
Unrecognized net transition asset                                   (12,690)            (15,227)
                                                              -----------------------------------
Accrued benefit cost                                          $      182,457     $       201,078
                                                              ===================================


                                                 1999              1998                1997
                                           ------------------------------------------------------
Components of net periodic benefit cost:
   Service cost                            $       67,041     $       52,143     $        57,422
   Interest cost                                   80,489             77,624              80,243
   Expected return on plan assets                (76,041)           (88,822)            (82,045)
   Net amortization and deferral                   13,994            (2,190)               9,690
                                           ------------------------------------------------------
   Net periodic benefit cost               $       85,483     $       38,755     $        65,310
                                           ======================================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11.  PENSION PLAN (CONTINUED)

Assumptions used by the Company in the determination of pension plan information consisted of the following at December 31, 1999, 1998 and 1997:

                                                       1999      1998     1997
                                                     ---------------------------
Discount rate                                          7.00%     7.00%    8.00%
Rate of increase in compensation levels                4.00%     4.00%    4.00%
Expected long-term rate of return on plan assets       7.50%     7.50%    8.00%

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of financial instruments at September 30, 1999 and 1998. See Note 1 for a description of accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                         1999                                 1998
                                         -----------------------------------------------------------------------
                                             CARRYING             FAIR            Carrying             Fair
                                              AMOUNT             VALUE             Amount             Value
                                         -----------------------------------------------------------------------
Financial assets:
   Cash and short-term cash
      investments                        $   30,235,471    $    30,235,471    $   27,989,356    $    27,989,356
   Federal funds sold                         1,853,000          1,853,000         1,473,000          1,473,000
   Investment securities held to
      maturity                                                                     9,000,000          9,042,192
   Nonmarketable equity securities            1,147,500          1,147,500         1,144,700          1,144,700
   Loans receivable                         126,339,849        127,606,000       131,697,916        136,326,000
   Accrued interest receivable                    7,548              7,548           180,301            180,301
Financial liabilities:
   Deposits                                 100,832,600        100,758,870       110,459,780        110,801,249

NOTE 13.  INCOME TAXES

Under the Internal Revenue Code, a special bad debt deduction is allowed related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the deduction of a provision for bad debts based on 8% of taxable income before such deduction or actual loss experience. No bad debt deduction was taken in 1999, 1998 and 1997 due to limitations imposed by the Code. In addition, legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions in all future years. Future deductions will be permitted using an experience method.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.  INCOME TAXES (CONTINUED)

The Association will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,078,000 over a six year period. The tax associated with the recaptured reserves is approximately $388,000. The recapture was scheduled to begin with the Association's 1997 tax year, but was delayed until 1999 as a result of the Association originating a certain level of residential mortgage loans. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

At September 30, 1999 and 1998, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $3,631,000 for which no deferred taxes have been provided, because the Association does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $1,307,000. In the future, if the Association does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Association's effective tax rate would be increased to the maximum percent under existing law.

Deferred income taxes consist of the following:

                                                      1999               1998
                                               ---------------------------------
Deferred tax assets:
   Deferred loan fees                          $      60,000      $      74,000
   Deferred compensation                             144,000            148,000
   Deferred RSP compensation                         112,000            208,000
   Allowance for loan losses                          88,000             88,000
   Other                                               9,000              6,000
                                               ---------------------------------
Total deferred tax assets                            413,000            524,000
                                               ---------------------------------

Deferred tax liabilities:
   Excess accumulated tax depreciation                32,000             29,000
   Federal Home Loan Bank stock basis                 96,000             96,000
   Excess pension plan contribution                   57,000             65,000
   Tax bad debt reserves                             388,000            388,000
                                               ---------------------------------
Total deferred tax liabilities                       573,000            578,000
                                               ---------------------------------
Net deferred tax assets (liabilities)          $   (160,000)      $    (54,000)
                                               =================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.  INCOME TAXES (CONTINUED)

Federal income tax expense was different from the amount computed by applying the federal income tax rate of approximately 34% to income before taxes. The reasons for the differences were as follows for the years ended September 30, 1999, 1998 and 1997:

                                                 1999        1998        1997
                                               ---------------------------------
Income tax at the federal statutory rate         34.00 %     34.00 %     34.00 %
State income taxes, net of federal benefit        2.87        2.24        1.89
Other                                             1.10        1.32        2.31
                                               ---------------------------------
                                                 37.97 %     37.56 %     38.20 %
                                               =================================

NOTE 14.  STOCKHOLDERS' EQUITY

Concurrent with its Conversion from a mutual to a stock institution, the Association established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Association after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders.

Subject to applicable law, the Board of Directors of the Corporation and the Association may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Corporation may depend upon dividend payments by the Association to the Corporation. Subject to regulations promulgated by the Office of Thrift Supervisor ("OTS"), the Association will not be permitted to pay dividends on its common stock, if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

In addition, as a Tier I institution, or an institution that meets all of its fully phased-in capital requirements, the Association may pay a cash dividend to the Corporation with notification, but without prior OTS approval, during a calendar year an amount not to exceed the greater of (i) 100% of the Association's net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. During 1999, 1998 and 1997, the Association paid $2,219,823, $2,082,328 and $1,718,574 in dividends to the Corporation, respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14.  STOCKHOLDERS' EQUITY (CONTINUED)

The OTS promulgates capital regulations which require the Association to meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 4.0% of total assets and a risk-based capital requirement currently set at 8.0% of risk-weighted assets. A summary of the status of the capital requirements at September 30, 1999 is shown below:

                                                    TANGIBLE            CORE           RISK-BASED
                                                     CAPITAL           CAPITAL           CAPITAL
                                                   REQUIREMENT       REQUIREMENT       REQUIREMENT
                                                ----------------------------------------------------
Stockholders' equity (GAAP)                     $    58,598,754   $    58,598,754   $    58,598,754
Equity of Green Street Financial Corp              (13,253,616)      (13,253,616)      (13,253,616)
General loan loss allowance                                                                 254,763
                                                ----------------------------------------------------
Regulatory capital                                   45,345,138        45,345,138        45,599,901
Minimum capital requirement                           2,205,915         5,882,440         5,963,120
                                                ----------------------------------------------------
Excess regulatory capital                       $    43,139,223   $    39,462,698   $    39,636,781
                                                ====================================================

Home Federal's assets at September 30, 1999     $   147,061,000   $   147,061,000   $    74,539,000
Risk-weighted assets at September 30, 1999
Capital as a percentage of assets:
   Actual                                              30.83%            30.83%            61.18%
   Required                                             1.50%             4.00%             8.00%
                                                ----------------------------------------------------
   Excess                                              29.33%            26.83%            53.18%
                                                ====================================================

Under the OTS prompt corrective action regulations, a savings association is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6.0%, and its ratio of core capital to total average assets is at least 5.0%. The Association meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

NOTE 15.  EARNINGS PER SHARE

SFAS No. 128 requires dual  presentation of basic and diluted earnings per share
(EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.  EARNINGS PER SHARE (CONTINUED)

Accordingly, this presentation has been adopted for all periods presented. The basic and diluted weighted average shares outstanding for the years ended September 30 are as follows:

                                                       1999           1998           1997
                                                   ------------------------------------------
Weighted average shares outstanding                  3,959,572      4,238,604      4,298,125
Less weighted average of unallocated ESOP shares     (182,000)      (208,000)      (234,000)
                                                   ------------------------------------------
    WEIGHTED AVERAGE OUTSTANDING SHARES
       USED FOR BASIC EPS                            3,777,572      4,030,604      4,064,125
Plus incremental shares from assumed
   issuance of stock options                                           45,592         52,146
                                                   ------------------------------------------
    WEIGHTED AVERAGE OUTSTANDING SHARES
       USED FOR DILUTED EPS                          3,777,572      4,076,196      4,116,271
                                                   ==========================================

NOTE 16.  CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

The Association originates single-family residential loans generally within its primary lending areas of Cumberland and Robeson Counties of North Carolina. The Association's policies require such loans to be made at no greater than 80% loan-to-value unless private mortgage insurance is obtained. In this instance, the loan-to-value ratio cannot exceed 90%. The loans are secured by the underlying properties.

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual amounts of the instruments reflect the extent of involvement the Association has in the particular class of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In addition to the undisbursed portion of loans in process, the Association had outstanding loan origination commitments of $1,269,300 and $1,852,300 at September 30, 1999 and 1998, respectively, primarily for the origination of fixed rate loans.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 16.  CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK (CONTINUED)

The Association evaluates each customer's credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the customer. At a minimum, the collateral held is the underlying real estate.

NOTE 17.  PARENT CORPORATION FINANCIAL DATA

The following is a summary of the condensed financial statements of Green Street Financial Corp as of and for the year ended September 30, 1999 and 1998:

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998

                                                                          1999            1998
---------------------------------------------------------------------------------------------------
Assets:
   Cash and short-term cash investments                              $  13,736,408   $  16,114,829
   Accounts receivable, other                                               21,513         318,667
   Investment in Home Federal                                           45,345,138      45,001,549
                                                                     ------------------------------
                                                                     $  59,103,059   $  61,435,045
                                                                     ==============================
Liabilities and Stockholders' Equity:
   Liabilities:
      Dividends payable                                              $     504,305   $   1,102,469
                                                                     ------------------------------
   Stockholders' equity:
      Common stock, no par value, 10,000,000 shares authorized,
        issued and outstanding 3,879,269 shares (4,083,219 in 1998)
      Additional paid-in capital                                        59,109,886      61,708,564
      Note Receivable - ESOP                                           (1,690,000)     (1,950,000)
      Retained earnings                                                  1,178,868         574,012
                                                                     ------------------------------
                                                                        58,598,754      60,332,576
                                                                     ------------------------------
                                                                     $  59,103,059   $  61,435,045
                                                                     ==============================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17.  PARENT CORPORATION FINANCIAL DATA (CONTINUED)

CONDENSED STATEMENTS OF INCOME

FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                          1999           1998            1997
--------------------------------------------------------------------------------

Interest income                     $     843,054   $  1,176,133   $   1,215,158
Equity in earnings of Home Federal      2,103,271      2,125,499       2,088,235
Administrative expense                  (269,260)      (148,550)       (165,124)
Income tax expense                      (197,345)      (346,124)       (361,622)
                                    --------------------------------------------
Net income                          $   2,479,720   $  2,806,958   $   2,776,647
                                    ============================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17.  PARENT CORPORATION FINANCIAL DATA (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                  1999              1998              1997
--------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                              $    2,479,720    $    2,806,958    $    2,776,647
   Noncash income items:
      Equity in earnings of Home Federal                      (2,103,271)       (2,125,499)       (2,088,235)
   Change in assets and liabilities:
      Increase in accrued interest receivable                                                          25,732
      (Increase) decrease in accounts receivable, other            37,154         (131,631)         (129,935)
      Increase (decrease) in income taxes payable                                   (5,200)             5,200
                                                           ---------------------------------------------------
        Net cash provided by operating activities                 413,603           544,628           589,409
                                                           ---------------------------------------------------

Cash Flows from Investing Activities:
   Proceeds from maturity of investments                                                            6,000,000
   Purchase of investments                                                                        (3,000,000)
   Upstream dividend from Home Federal                          2,219,823         2,082,328         1,718,574
                                                           ---------------------------------------------------
        Net cash provided by
           investing activities                                 2,219,823         2,082,328         4,718,574
                                                           ---------------------------------------------------

Cash Flows from Financing  Activities:
   Payments received on note receivable from
      ESOP                                                        260,000           260,000           260,000
   Payments made on note receivable for ESOP                    (125,000)
   Payment of dividends                                       (2,473,028)       (2,429,782)       (2,277,014)
   Purchase of common stock                                   (2,673,819)       (3,545,957)
                                                           ---------------------------------------------------
        Net cash used in
           financing activities                               (5,011,847)       (5,715,739)       (2,017,014)
                                                           ---------------------------------------------------
Net increase (decrease) in cash                               (2,378,421)       (3,088,783)         3,290,969
   Cash, beginning                                             16,114,829        19,203,612        15,912,643
                                                           ---------------------------------------------------
   Cash, ending                                            $   13,736,408    $   16,114,829    $   19,203,612
                                                           ===================================================

Supplemental Disclosure of Noncash
  Financing Activities:
   Dividends declared and accrued                          $      504,305    $    1,102,469    $    1,117,513
                                                           ===================================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 18.  PENDING TRANSACTION

On August 9, 1999, the Association entered into a definitive merger agreement with NewSouth Bancorp, Inc. and its banking subsidiary, NewSouth Bank, a North Carolina chartered commercial bank, headquartered in Washington, North Carolina (collectively, the "Acquiror"). Under the terms of the Agreement, the Acquiror will purchase each outstanding common share of the Association for $15.25. Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of the Association. The merger is expected to be completed in the fourth calender quarter of 1999.

                            COMMON STOCK INFORMATION


The table below reflects the stock trading and dividend payment frequency of the Corporation for each quarter completed in the period October 1, 1997 through September 30, 1999. The Corporation's common stock is quoted on the Nasdaq National Market under the symbol "GSFC". For further information regarding the Corporation's dividend policy, please refer to Note 15 of the Notes to Consolidated Financial Statements. Stock price reflects bid prices between broker-dealers, prior to any markups, markdowns or commissions.

                                          Dividends                 Stock Price
                                 -------------------------   -------------------------
                                    Regular      Special         High          Low
                                 -------------------------   -------------------------
1999:
First Quarter                    $      0.12   $             $   15 7/16   $        11
Second Quarter                          0.12                          15        11 1/4
Third Quarter                           0.13                    12 11/16        10 3/4
Fourth Quarter                          0.13                    14 13/16        11 1/2

1998:
First Quarter                    $      0.11   $             $    21 1/8   $    17 1/4
Second Quarter                          0.11                          19            17
Third Quarter                           0.12                      18 3/4        14 1/2
Fourth Quarter                          0.12          0.15            15        11 3/4

                                          QUARTERLY RESULTS OF OPERATIONS

                                                     Quarter Ended
                                 -----------------------------------------------------
                                 December 31     March 31      June 30    September 30
                                 -----------------------------------------------------
1999:
Interest income                  $ 3,098,432   $ 2,956,945   $ 2,871,237   $ 2,841,050
Interest expense                   1,346,709     1,225,577     1,178,019     1,165,883
Net interest income                1,751,723     1,731,368     1,693,218     1,675,167
Net income                           642,773       670,638       660,637       505,672
Basic earnings per share                0.17          0.18          0.18          0.14
Diluted earnings per share              0.17          0.18          0.18          0.14

1998:
Interest income                  $ 3,341,542   $ 3,294,109   $ 3,272,764   $ 3,192,210
Interest expense                   1,459,877     1,393,714     1,367,282     1,388,287
Net interest income                1,881,665     1,900,395     1,905,482     1,803,923
Net income                           689,041       692,409       700,875       724,633
Basic earnings per share                0.17          0.17          0.17          0.19
Diluted earnings per share              0.17          0.17          0.17          0.19

                                                 CORPORATE INFORMATION

                                                   EXECUTIVE OFFICERS
                                                   ------------------

           H. D. Reaves, Jr.                           John C. Pate                           John M. Grantham
               President                          Senior Vice President                    Senior Vice President

          Jerry L. Robertson                      Anthony R. Strickland                         Allen Lloyd
       Vice President/Treasurer                       Vice President                      Vice President/Secretary


                                                        DIRECTORS
                                                        ---------

       R. O. McCoy, Jr. Chairman                    H. D. Reaves, Jr.                           John C. Pate
      Realtor, McLean Real Estate                   Executive Officer                        Executive Officer

         Norwood E. Bryan, Jr.                       John M. Grantham                       Joseph H. Hollinshed
 President, Bryan Pontiac-Cadillac Co.              Executive Officer               Co-owner, Cape Fear Building Supply

             Henry Hutaff                               Henry Holt                             Robert G. Ray
   Executive, Coca-Cola Bottling Co.             President, Holt Oil Co.              President, Rose, Ray, O'Connor,
                                                                                           Manning & McCauley, PA


         STOCK TRANSFER AGENT                                                               SPECIAL LEGAL COUNSEL
         --------------------                                                               ---------------------

  American Stock Transfer & Trust Co.                                                Malizia, Spidi, Sloane & Fisch, PC
       40 Wall Street 46th Floor                                                              1301 K Street NW
          New York, NY 10005                                                                Washington, DC 20005


          LOCAL LEGAL COUNSEL                                                               INDEPENDENT AUDITORS
          -------------------                                                               --------------------

         Rose, Ray, O'Connor,                                                              McGladrey & Pullen, LLP
        Manning & McCauley, PA                                                              2418 Blue Ridge Road
           214 Mason Street                                                                   Raleigh, NC 27605
        Fayetteville, NC 28301

                                                     CORPORATE OFFICE
                                                     241 Green Street
                                                  Fayetteville, NC 28301